Exhibit 10.18

3101 Towercreek Pkwy
Consolidated Container Company	Suite 300
Atlanta, GA 30339
Tel: (678) 742-4602
Fax: (678) 742-4758

January 20, 2004

Louis Lettes

2643 Willow Cove

Decatur GA 30033

RE:	Executive Severance Agreement

Dear Louis:

We are pleased to offer you severance compensation and benefits payable under certain circumstances described below. Please read this letter carefully. If you agree with its terms, please sign at the end of the letter to indicate your agreement, return one signed original to Laura Fee, and keep one copy for your records.

1.	Agreement. This agreement (the “Agreement”) is entered into as of the date first written above (the “Effective Date”) by and between Consolidated Container Company LLC (“Company”) and you (“Executive”), for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge. The term shall expire on December 31, 2006. Notwithstanding the foregoing term expiration date, Executive acknowledges that this Agreement does not constitute an agreement by CCC to employ Executive, and both parties acknowledge that either may terminate Executive’s employment at any time and for any reason.

2.	Definitions

a.	“Cause” shall mean any of the following acts by the Executive, as reasonably determined by the Company: gross neglect of duty; prolonged absence from duty without the consent of the Company; intentionally engaging in any activity that is in conflict with or adverse to the interests of the Company; or willful misconduct or misfeasance which is detrimental to the Company.

b.	“Disability” shall mean Executive’s inability to perform the essential functions of his regular duties, even with reasonable accommodation, as a result of medically determinable physical or mental incapacity for a period of six (6) consecutive months. A physician acceptable to both the Executive (or his personal representative) and the Company shall make the determination of whether the Executive suffers a Disability.

c.	“Good Reason” shall mean any of the following after the occurrence of a Threshold Event (defined below):

i.	Material diminution in Executive’s responsibilities, position, authority or duties,

ii.	A reduction in the Executive’s base salary, or

iii.	The Company’s requiring Executive, without his consent, to be based at any office or location more than 50 miles from Executive’s primary place of employment immediately prior to the Threshold Event.

d.	“Threshold Event” shall mean the termination for any reason whatsoever (whether voluntary or involuntary) of Stephen E. Macadam’s employment as chief executive officer of the Company.

Executive Severance Agreement

January 20, 2004

3.	Termination Compensation & Benefits

a.	Eligibility. Subject to the terms of this Agreement, Company shall provide to Executive the Termination Package (defined in section 3.b. below) if:

i.	The Company terminates Executive’s employment (other than for Cause or by reason of Executive’s death or Disability) within twelve (12) months of a Threshold Event, or

ii.	Executive resigns for Good Reason within twelve (12) months of a Threshold Event, or

iii.	A Threshold Event occurs, and Executive’s employment with the Company is terminated prior to the date on which the Threshold Event occurs, and Executive reasonably demonstrates that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect the Threshold Event or (b) otherwise arose in connection with or anticipation of the Threshold Event.

b.	Termination Package. Subject to the terms of this Agreement, Company shall provide to Executive the following package (the “Termination Package”) if Executive becomes eligible pursuant to section 3.a. above:

i.	Accrued Obligations. The Company will pay to Executive, in a lump sum in cash, within thirty (30) days following the termination of his employment, the following (collectively, the “Accrued Obligations”):

(a)	Executive’s current salary through the date of termination to the extent not theretofore paid,

(b)	Any accrued vacation pay to the extent not theretofore paid,

(c)	Executive’s earned bonus for the then-current fiscal year, pro-rated by the number of days in the then-current fiscal year through the date of Executive’s termination, it being understood that the Company shall, in its sole discretion, determine the extent to which such bonus was “earned,” and

(d)	To the extent not theretofore paid or provided, any other amounts or benefits which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company but not including any other plan, program, policy, practice, contract or agreement relating to severance compensation or benefits.

ii.	Additional Consideration. In exchange for Executive’s promises and covenants as set forth in Sections 4, 5 and 6 of this Agreement, Company shall provide Executive the following additional consideration which Executive acknowledges he would not otherwise be eligible to receive:

(a)	Severance Pay. The Company will pay Executive an amount equal to Executive’s annual base salary at the time of Executive’s termination multiplied by one hundred percent (100%) (the “Severance Pay”). Such Severance Pay shall be payable in installments consistent with the payroll practices of the Company commencing on the first payroll period following Executive’s termination (the “Severance Period”); and

Executive Severance Agreement

January 20, 2004

(b)	Health and Welfare Benefits. The Company shall continue to provide coverage to Executive and Executive’s dependents throughout the Severance Period under any health and welfare benefit plans maintained by the Company or its affiliates at the same level and in the same manner as if his employment had not terminated; provided, however, if Executive becomes re-employed with another employer and is eligible to receive health and welfare benefits under another employer-provided plan, the health and welfare benefits provided for herein shall immediately cease upon commencement of such eligibility for such other benefits.

The parties agree that Executive’s entitlement to additional consideration in the form of Severance Pay and continuation of health and welfare benefits during the Severance Period as set forth in this subsection 3(b)(ii) is expressly made contingent upon Executive’s full compliance with sections 4, 5 and 6 of this Agreement, and any breach by Executive of Executive’s covenants and promises as set forth therein shall authorize Company to cease making any further Severance Payments and discontinue providing coverage to Executive and his dependents for the remainder of the Severance Period. Further, the parties agree that, if Executive breaches any of the covenants and promises set forth in sections 4, 5 and 6 of this Agreement, Executive shall be obligated to repay Company for the full amount of Severance Pay received by Executive under subsection 3(b)(ii)(a).

c.	Effect of Death or Disability. If Executive becomes eligible for the Termination Package and his employment subsequently terminates as a result of death or Disability, the Termination Package shall continue and shall be payable to Executive, his estate, named beneficiaries or personal representative, as the case may be.

4.	Restrictive Covenants. In consideration for Company’s promises set forth in section 3(b)(ii) of this Agreement, Executive covenants and agrees as follows:

a.	Restricted Period. For purposes of this Agreement, the term “Restricted Period” means the period of Executive’s employment with Company and a period extending twelve (12) months from the termination of Executive’s employment with the Company.

b.	Protected Employees. Executive understands and agrees that the relationships between the Company and its Protected Employees (defined herein) constitute valuable assets of the Company and may not be converted to Executive’s own use. Accordingly, Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly, for himself or for another person or entity, solicit or induce any Protected Employee to terminate his employment relationship with the Company or enter into employment with any other person or entity. The term “Protected Employee” means any employee of the Company who were employed by the Company at any time during the twelve (12) months prior to the Executive’s last day of employment with the Company. A Protected Employee whose employment with CCC is terminated involuntarily shall cease to be considered a Protected Employee immediately following his last day of employment. A Protected Employee who voluntarily terminates his employment with CCC shall cease to be considered a Protected Employee six (6) months after his last day of employment with CCC.

c.	Protected Customers. Executive understands and agrees that the relationship between the Company and its Protected Customers (defined herein) constitute valuable assets of the Company and may not be converted to Executive’s own use. Accordingly, Executive agrees that, during the Restricted Period, Executive shall not,

Executive Severance Agreement

January 20, 2004

directly or indirectly, for himself or for another person or entity, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer from the Company; provided, however, such prohibition shall apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the termination of his employment with the Company. The term “Protected Customer” means any Person to whom the Company has sold its products or services or solicited to sell its products or services at any time during the twelve (12) months prior to the Executive’s last day of employment with the Company. The term “Material Contact” means (a) business dealings with the Protected Customer on the Company’s behalf; or (b) responsibility for supervising or coordinating the dealings between the Company and the Protected Customer.

d.	Confidential Information and Trade Secrets

i.	Executive understands and agrees that Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliates and may not be converted to Executive’s own use. Accordingly, Executive agrees that Executive shall not directly or indirectly, for himself or for another person or entity: (i) at any time during the Restricted Period, disclose Confidential Information to any person or entity not expressly authorized by the Company to receive such Confidential Information or use any Confidential Information in connection with any business activity other than for the Company, or (ii) at any time during or after the Restricted Period, use any Trade Secret of the Company or disclose any Trade Secret of the Company to any person or entity outside the Company. The parties acknowledge and agree that this Agreement is not intended to alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Nothing herein shall restrict Executive from disclosing Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, in the event disclosure is required by law, Executive shall provide Company with prompt notice of such requirement so that Company may seek an appropriate protective order prior to any such disclosure.

ii.	“Confidential Information” means all information regarding the Company, its activities, business or clients that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, pricing methodology and related information; financial plans and data; management planning information; business strategies; operational methods; market studies; marketing plans; product development techniques or plans; customer and prospective customer lists and identifying information; prospective customer lists and identifying information; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition and/or merger plans; commission schedules; and other confidential human resource information. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

iii.	“Trade Secret” means all information which is not commonly known by or available to the public and which (A) derives economic value, actual or potential, from not being generally known to, and not being readily

Executive Severance Agreement

January 20, 2004

ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret” under the common law or statutory law of the state of Georgia.

e.	Equitable Relief. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of section 4 of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, injunction or any other equitable remedy which may then be available.

5.	Releases. Executive agrees to execute a release in substantially the form of Exhibit A hereto (the “Termination Release”) simultaneous to execution of this Agreement and prior to receiving any of the payments or benefits hereunder, other than the Accrued Obligations. Executive agrees to sign a release in substantially the form of Exhibit B hereto (the “Final Release”) upon receipt of final payment and provision of benefits hereunder.

6.	Company Property. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof, in any way relating to the business of the Company, its affiliates or subsidiaries, except that he may retain only those portions of personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence.

7.	Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Miscellaneous

a.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to severance compensation and benefits payable to Executive by the Company or its affiliates. There are no restrictions, agreements, promises or warranties between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

b.	No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

c.	Severability. In the event any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. The provisions of sections 4, 5 and 6 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

Executive Severance Agreement

January 20, 2004

d.	Assignment. Executive may not assign this Agreement. The Company may assign this Agreement to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

e.	Set-Off. The Company’s obligation to pay Executive any amounts provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts Executive owes at such time to the Company or its affiliates.

f.	Successors. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, heirs, distributees, devises and legatees of Executive, and upon any successor (whether by purchase, by merger or otherwise) of the equity, business or operations of the Company.

g.	Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware.

If the foregoing is acceptable to you, please sign below, make a copy for your records and return the signed original to Laura Fee. Thank you.

Sincerely,

CONSOLIDATED CONTAINER COMPANY LLC

/s/ Stephen E. Macadam
Stephen E. Macadam
President & CEO

ACCEPTED & AGREED BY EXECUTIVE:

Sign:
Print:

EXHIBIT A

Form of Termination Release

THIS TERMINATION RELEASE (“Termination Release”) is granted as of                          by the undersigned (“Executive”) in favor of Consolidated Container Company LLC (“Company”). This is the Termination Release referred to in that certain Executive Severance Agreement dated as of January 20, 2004, by and between the Company and Executive (the “Agreement”). Executive gives this Termination Release in consideration of the Company’s promises in the Agreement, with respect to which this Termination Release is an integral part.

1. Release of the Company. Executive, for himself, his successors, assigns, attorneys and all those entitled to assert his rights now and forever releases and discharges the Company and its officers, directors, stockholders, trustees, employees, agents, parent, subsidiaries, affiliates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Termination Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Termination Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law except as provided in Paragraph 3 of the Agreement; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to Executive under the Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s certificate of organization, operating agreement or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Termination Release, he has released and waived any and all claims he has or may have as of the date of this Termination Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. Executive acknowledges that the consideration he receives for this Termination Release is in addition to amounts to which he was already entitled. Executive agrees that he has carefully read this Termination Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Termination Release to review it prior to signing or that, if Executive is signing this Termination Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Termination Release for such full 21-day period prior to signing it. Executive has the right to revoke this Termination Release within seven (7) days following the date of its execution by him. However, if Executive revokes this Termination Release within such seven (7) day period, no severance benefit will be payable to him under the Agreement and he shall return to the Company any such payment received prior to that date.

EXECUTIVE HAS CAREFULLY READ THIS TERMINATION RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS TERMINATION RELEASE AND THAT HE IS SIGNING THIS TERMINATION RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Executive

Date:

EXHIBIT B

Form of Final Release

THIS FINAL RELEASE (“Final Release”) is granted as of                          by the undersigned (“Executive”) in favor of Consolidated Container Company LLC (“Company”). This is the Final Release referred to in that certain Executive Severance Agreement dated as of January 20, 2004, by and between the Company and Executive (the “Agreement”). Executive gives this Final Release in consideration of the Company’s promises in the Agreement, with respect to which this Final Release is an integral part.

1. Release of the Company. Executive, for himself, his successors, assigns, attorneys and all those entitled to assert his rights now and forever releases and discharges the Company and its officers, directors, stockholders, trustees, employees, agents, parent, subsidiaries, affiliates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Final Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Final Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for breach of the Agreement; claims for employment discrimination under federal or state law; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to Executive under any agreement (other than the Agreement) between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s certificate of organization, operating agreement or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Final Release, he has released and waived any and all claims he has or may have as of the date of this Final Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. Executive acknowledges that the consideration he receives for this Final Release is in addition to amounts to which he was already entitled. Executive agrees that he has carefully read this Final Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Final Release to review it prior to signing or that, if Executive is signing this Final Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Final Release for such full 21-day period prior to signing it. Executive has the right to revoke this Final Release within seven (7) days following the date of its execution by him. However, if Executive revokes this Final Release within such seven (7) day period, no severance benefit will be payable to him under the Agreement and he shall return to the Company any such payment received prior to that date.

EXECUTIVE HAS CAREFULLY READ THIS FINAL RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS FINAL RELEASE AND THAT HE IS SIGNING THIS FINAL RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Executive

Date: